Immediate Release
Contact Mary Brevard: (248) 754-0881
Ken Lamb: (248) 754-0884

BORGWARNER REPORTS RECORD SALES IN THE FIRST QUARTER AS EUROPEAN AND ASIAN OPERATIONS DRIVE GROWTH

2006 NORTH AMERICAN RESTRUCTURING ACTIVITIES YIELD RESULTS

EARNINGS IMPACTED BY $0.17 PER DILUTED SHARE WARRANTY-RELATED CHARGE

Auburn Hills, Michigan, April 26, 2007 - BorgWarner Inc. (NYSE: BWA) today reported mixed results for the first quarter of 2007. The powertrain systems supplier delivered sales growth that outpaced the industry’s growth around the world. However, a warranty-related charge had a negative impact on earnings.

First Quarter Highlights:
•	Record sales of $1,278 million, up 11% from first quarter 2006
•	Sales outside of the U.S. grew 13% over first quarter 2006, excluding the impact of currency
•	Earnings of $1.00 per diluted share, down 6% from first quarter 2006, including a warranty-related charge of $0.17 per diluted share
•	Operating income margin of 7.0%
•	Company revised its 2007 full year expectations to $4.53 to $4.73 per diluted share, solely due to the impact of the $0.17 per diluted share warranty-related charge

Comment and Outlook: “Everything went according to plan in the quarter operationally,” said Tim Manganello, Chairman and CEO. “Our sales outside of the U.S. were up 13%, excluding the impact of currency, compared with vehicle production outside of the U.S. that was up only 2%. Powertrain technology trends around the world, which continue to move toward improved fuel economy, lower emissions and better vehicle performance, drove strong growth for the company. Sales in the U.S. were down 5%, primarily due to lower U.S. vehicle production, which was down 8%. We clearly demonstrated the viability of our technology-driven growth strategy and the benefits of building one of the most diverse customer and geographic business profiles in the industry.”

“Furthermore, the restructuring of our North American operations in the second half of 2006, actions we took in anticipation of permanent reductions in customer production schedules, has resulted in improved margins.”
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“However, our results were negatively impacted by a warranty-related issue surrounding a product, built during a 15-month period in 2004 and 2005, that is no longer in production. This resulted in a pre-tax charge of $14.0 million, or $0.17 per diluted share. Consequently, our operating margin for the quarter was 7.0%, down from 8.2% a year ago. Excluding the warranty-related charge, our operating margin was 8.1%, nearly flat with first quarter 2006 and a marked improvement over the second half of 2006.”

The company has lowered its 2007 earnings guidance range to $4.53 to $4.73 per diluted share, $0.17 per diluted share lower than its previous guidance range and solely due to the impact of the warranty-related charge. The company still expects sales growth of 7% to 9% and operating margins near the low end of its historical range of 8.5% to 9.0%.

Financial Results: For first quarter 2007, sales were $1,277.8 million, up 11% from $1,155.2 million in first quarter 2006. Net income in the quarter was $58.4 million, or $1.00 per diluted share, compared with $61.3 million, or $1.06 per diluted share in first quarter 2006. The impact of foreign currencies, primarily the Euro, increased sales by $60.0 million, or 5%, in first quarter 2007 compared with first quarter 2006, and net income by $2.4 million, or $0.04 per diluted share.

Operating income was $89.9 million, or 7.0% of sales, in first quarter 2007 versus $94.3 million, or 8.2% of sales, in first quarter 2006. Research and development spending was $50.9 million in the quarter versus $46.0 million in 2006.

Net cash provided by operating activities was $82.6 million in first quarter 2007 versus $48.1 million in first quarter 2006. Investments in capital expenditures, including tooling outlays, totaled $58.3 million for the quarter, compared with $70.3 million for the same period in 2006.

Balance sheet debt decreased by $26.1 million, cash decreased by $5.2 million, and marketable securities decreased by $1.1 million in first quarter 2007 compared with the end of 2006.

Engine Group Results: Strong global demand for its products boosted Engine Group first quarter 2007 sales 14% versus first quarter 2006 to $894.1 million while earnings before interest and taxes were down 11% to $85.3 million. Sales outside of the U.S. were up 11% excluding the impact of foreign currencies, as the group continued to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, and European demand for diesel engine ignition systems. Sales in the U.S. were flat as increased turbocharger sales offset lower domestic sales of other Engine Group products, which were lower primarily due to lower domestic vehicle production. Segment earnings in the quarter were negatively impacted by the $14 million warranty-related charge and sharply higher commodity costs, primarily nickel. In the quarter, nickel-related costs were $28 million higher than first quarter 2006 and $11 million higher than original expectations.
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Drivetrain Group Results: First quarter 2007 sales were up 4% versus first quarter 2006 to $392.0 million with a 22% increase in earnings before interest and income taxes to $27.7 million. Sales outside of the U.S. were up 8%, excluding the impact of foreign currencies and the acquisition of the European Transmission and Engine Controls product lines from Eaton Corporation, as the group continued to benefit from increased demand for dual-clutch transmission and torque transfer products. Sales in the U.S. were down 11% primarily due to lower domestic vehicle production.

Recent Highlights: BorgWarner received a 2007 Automotive News PACE Award, awards that recognize automotive suppliers for superior innovation, technological advancement and business performance, for its innovative gasoline turbocharger with variable turbine geometry (VTG®).  In addition, BorgWarner and Porsche were presented with two special PACE recognitions for their successful collaboration on the winning gasoline turbocharger with VTG® and the high energy Interactive Torque Management (ITM3e®) all-wheel drive system, both on the Porsche 911 Turbo.

The Drivetrain Group opened a new European Drivetrain Competence Center in Ketsch, Germany that will function as its European headquarters and technical center. The 34,000-square-foot facility will accommodate about 120 Transmission Systems and TorqTransfer Systems employees including program management teams, advanced manufacturing and product engineering groups, and sales and marketing operations. Separately, the group announced that the 2008 Dodge Avenger will offer BorgWarner's ITM3e® system. The technology debuted last year on the 2007 Chrysler Pacifica. The group also reported that the 2007 Toyota Tundra’s 6-speed transmission is built with friction plates and one-way clutches supplied by BorgWarner Transmission Systems and NSK-Warner, a BorgWarner joint venture based in Japan.

The Engine Group said that it expects advances in turbocharger design, manufacturing and materials to boost the growth of turbocharged gasoline direct injected engines by 30% over the next five years.

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At 9:30 a.m. ET today, a brief conference call concerning first quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries. Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K.  The Company does not undertake any obligation to update any forward-looking statement.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended
	March 31,
	2007	2006
Net sales	$1,277.8	$1,155.2
Cost of sales	1,061.9	931.9
Gross profit	215.9	223.3

Selling, general and administrative expenses	126.7	129.5
Other income	(0.7)	(0.5)
Operating income	89.9	94.3

Equity in affiliates' earnings, net of tax	(9.2)	(10.0)
Interest expense and finance charges	8.9	9.4
Earnings before income taxes and minority interest	90.2	94.9

Provision for income taxes	24.4	26.6
Minority interest, net of tax	7.4	7.0

Net earnings	$58.4	$61.3

Earnings per share - diluted	$1.00	$1.06

Weighted average shares outstanding - Diluted (in millions)	58.6	57.8

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended
	March 31,
	2007	2006
Capital expenditures, including tooling outlays	$58.3	$70.3

Depreciation and amortization:
Fixed assets & tooling	$60.2	$57.9
Other	4.1	3.2
	$64.3	$61.1

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended
	March 31,
	2007	2006
Engine	$894.1	$785.9

Drivetrain	392.0	377.0

Inter-segment eliminations	(8.3)	(7.7)

Net sales	$1,277.8	$1,155.2

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended
	March 31,
	2007	2006
Engine	$85.3	$96.3

Drivetrain	27.7	22.7

Segment earnings before interest and income taxes ("Segment EBIT")	113.0	119.0

Corporate, including equity in affiliates' earnings and stock-based compensation	(13.9)	(14.7)

Consolidated earnings before interest and taxes ("EBIT")	99.1	104.3

Interest expense and finance charges	8.9	9.4

Earnings before income taxes & minority interest	90.2	94.9

Provision for income taxes	24.4	26.6
Minority interest, net of tax	7.4	7.0

Net earnings	$58.4	$61.3

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

Assets	March 31, 2007	December 31, 2006

Cash	$118.1	$123.3
Marketable securities	58.0	59.1
Receivables, net	795.4	744.0
Inventories, net	425.0	386.9
Other current assets	138.0	124.2
Total current assets	1,534.5	1,437.5

Property, plant and equipment, net	1,460.6	1,460.7
Other long-term assets	1,710.2	1,685.8
Total Assets	$4,705.3	$4,584.0

Liabilities and Stockholders' Equity

Notes payable	$113.4	$151.7
Accounts payable and accrued expenses	899.5	843.4
Income taxes payable	39.5	39.7
Total current liabilities	1,052.4	1,034.8

Long-term debt	581.6	569.4
Other long-term liabilities	967.0	942.3

Minority interest in consolidated subsidiaries	152.4	162.1

Stockholders' equity	1,951.9	1,875.4

Total Liabilities and Stockholders' Equity	$4,705.3	$4,584.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)
	Three Months Ended
	March 31,
Operating:	2007	2006

Net earnings	$58.4	$61.3
Non-cash charges to operations:
Depreciation and amortization	64.3	61.1
Other non-cash items	4.0	2.8
Net earnings adjusted for non-cash charges to operations	126.7	125.2
Changes in assets and liabilities	(44.1)	(77.1)
Net cash provided by operating activities	82.6	48.1

Investing:

Capital expenditures, including tooling outlays	(58.3)	(70.3)
Net proceeds from asset disposals	2.1	1.1
Purchases of marketable securities	(12.5)	-
Proceeds from sale of marketable securities	14.4	(24.1)
Net cash used in investing activities	(54.3)	(93.3)

Financing:

Net decrease in notes payable	(39.7)	(36.8)
Net change in long-term debt	12.5	71.3
Dividends paid to BorgWarner shareholders	(9.8)	(9.1)
Dividends paid to minority shareholders	(10.9)	(9.1)
Other	13.1	2.4
Net cash (used in) provided by financing activities	(34.8)	18.7
Effect of exchange rate changes on cash	1.3	(6.4)
Net decrease in cash	(5.2)	(32.9)
Cash at beginning of year	123.3	89.7
Cash at end of period	$118.1	$56.8